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                                                                     EXHIBIT 2.1



                  AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT

          This AMENDMENT NO. 1, dated as of September 14, 1998 (this "Amendment") by and among Stamford CS Acquisition Corp., a Delaware corporation ("Stamford"), Hexcel Corporation, a Delaware corporation ("Buyer"), and, as of the Effective Date, Clark-Schwebel Holdings, Inc., a Delaware corporation ("CSH"), and Clark-Schwebel, Inc., a Delaware corporation ("CS Inc."), amends the Asset Purchase Agreement dated as of July 25, 1998 (the "Asset Purchase Agreement"), by and among Stamford, Buyer, and, as of the Effective Date, CSH and CS Inc.

                                      RECITALS

          WHEREAS, Stamford and Buyer are currently parties to the Asset Purchase Agreement;

          WHEREAS, on the Effective Date, CSH, as successor in interest to Stamford, will become a party to the Asset Purchase Agreement by operation of law, and, as the parent of CS Inc., shall cause CS Inc. to become a party to the Asset Purchase Agreement; and

          WHEREAS, the parties hereto wish to amend the Asset Purchase Agreement as herein provided;

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

     2.  AMENDMENTS TO ASSET PURCHASE AGREEMENT.

          (A) Section 1.1(a) of the Asset Purchase Agreement is hereby amended by adding the following language immediately after "Closing" in the second line thereof:

               "or the Deferred Closing with respect to the Interglas Assets, as applicable (it being understood that the Interglas Assets will be retained by CSI Inc. or its subsidiaries until the Deferred Closing and in no event shall any of the Interglas Assets be sold, conveyed,


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               assigned, transferred or delivered to Buyer until the Deferred
               Closing),"

          (B) Section 1.1(a)(xiii) of the Asset Purchase Agreement is hereby amended by adding the following language immediately before "and all related documents and instruments":

               ", all dividends and other distributions paid or declared in respect of the Interglas Shares from the closing of the Merger through and including the Deferred Closing, provided there is a Deferred Closing"

          (C) Section 1.1(a)(xv) of the Asset Purchase Agreement is hereby amended by deleting from the third line thereof the following: ", the Tech-Fab License Agreement."

          (D) Section 1.1(a)(xviii) of the Asset Purchase Agreement is hereby amended by adding the following language at the end thereof:

               "other than the Retained Cash (the "Acquired Cash")"

          (E) Section 1.1(a) of the Asset Purchase Agreement is hereby amended by adding the following language at the end thereof:

               "For avoidance of doubt, the parties agree that Buyer is purchasing the capital stock of all of the non-Domestic Subsidiaries of CS Inc. (other than as provided in Section 1.1(c)(ii) ) (the "Purchased Subsidiaries") and is not purchasing the assets of the Purchased Subsidiaries."

          (F) Section 1.1(c) of the Asset Purchase Agreement is hereby amended by deleting Section 1.1(c)(ii) in its entirety and replacing such section with the following:

               "(ii) all capital stock of Domestic Subsidiaries held by CS Inc., Stamford or any of their subsidiaries and all capital stock and all of the assets of Clark-Schwebel Foreign Sales Corporation, a Virgin Islands corporation";


          (G) Section 1.1(c) of the Asset Purchase Agreement is hereby amended by adding a new Section 1.1(c)(v) which read as follows:


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               "(v) cash and cash equivalents of CSH, CS Inc. and any of their subsidiaries in an amount equal to $10,129,935.03 (the "Retained Cash.")"

          (H) Section 1.1(d)(vi) of the Asset Purchase Agreement is hereby amended by deleting "and 11.9" and replacing such words with ", 11.9 and 11.21".

          (I) Section 1.1(d) of the Asset Purchase Agreement is hereby amended by adding a new Section 1.1(d)(vii) which shall read as follows:

               "(vii) any and all obligations and liabilities of CSH or CS Inc. and its subsidiaries arising from or relating to the assets that are leased to Buyer or one of its affiliates pursuant to the Lease"

          (J) Section 1.1(e)(i) is hereby amended by adding the following language immediately after the reference to "Section 1.1(d)(iv)":

               "and Section 1.1(d)(vii)"

          (K) Section 1.1(e)(i) is hereby further amended by adding the following language immediately after the reference to "the Lease":

               "or as expressly set forth in any of the Operative Documents (as defined in the Participation Agreement)"

          (L) Section 1.1(e)(iii) of the Asset Purchase Agreement is hereby amended by deleting from the second and third lines thereof the following:

               "and Employee Bonuses (as defined in the Merger Agreement)"

          (M) Section 1.2 of the Asset Purchase Agreement is hereby amended by deleting Section 1.2(a) and 1.2(b) in their entirety and replacing such sections with the following:

               "(a) $449,075,951.20 (the "Purchase Price")  (of which
                    $11,000,000 of the Purchase Price is a pre-payment for the Interglas Assets (the "Interglas Pre-Payment")) payable to CS Inc. at the Closing, by wire transfer of immediately available funds to such bank account as shall be designated by CS Inc. at least two business day prior to Closing.

               (b)  Reserved."


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          (N)  Section 1.2(d) of the Asset Purchase Agreement is hereby amended by deleting reference to "$22 million" and replacing such reference with the following:

               "$30,000,000 less the Interglas Pre-Payment less the amount of the fees paid to Credit Suisse First Boston in connection with the Cap Agreement which have not been previously refunded and paid, directly or indirectly, to Buyer pursuant to Section 4.21 hereof (the "Cap Refund") plus the CS International Expenses, if any (as defined in Section 4.22(b))"

          (O) Section 1.5 of the Asset Purchase Agreement is hereby amended by adding a new Section 1.5(f) which shall read as follows:

               "(f) all dividends and other distributions paid in respect of the
                    Interglas Shares from the closing of the Merger through and including the Deferred Closing."

          (P) Section 4.8 of the Asset Purchase Agreement is hereby amended by changing the phrase "loss payee" to "named insured' in both places where it appears therein and by inserting the phrase "as Buyer shall designate on or prior to the Closing Date" between the words "under such policies" and "with respect to the Prior Occurrences" in both places where such words appear therein.

          (Q) Article IV of the Asset Purchase Agreement is hereby amended by adding a new Section 4.20, 4.21 and 4.22 which shall read as follows:

               "Section 4.20 MAINTENANCE OF SUBSIDIARIES. (a) From and after the Effective Date through the earlier to occur of the Deferred Closing or the termination of this Agreement pursuant to Article VII hereof, CSH and CS Inc. agree to, and agree to cause their affiliates to, preserve and maintain the status of Clark-Schwebel International, Inc. as a Delaware investment holding company;

               (b) From and after the Effective Date through and includ-ing the Closing, CSH and CS Inc. agree to, and agree to cause their affiliates to, not remove Jack Schwebel, Risuke Tanimura and Alfred Kwok as directors of Clark-Schwebel Group Hong Kong, Ltd., a Hong Kong company, PROVIDED that CSH and CS Inc. may remove, or cause the removal of, such directors upon receipt of the prior written consent of Buyer, such consent not to be unreasonably withheld.

               (c)  From and after the Effective Date through and includ-


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          ing the Deferred Closing, CSH and CS Inc. agree to, and agree to cause their affiliates to, not remove the current directors of CS Interglas AG that were designated by CS International, PROVIDED that CSH and CS Inc. may remove, or cause the removal of, such directors upon receipt of the prior written consent of Buyer, such consent not to be unreasonably withheld.

                    Section 4.21. CAP AGREEMENT REFUNDS. CSH and CS Inc. agree to pay Buyer, immediately upon receipt thereof, any refund of the fees paid to Credit Suisse First Boston in connection with the Cap Agreement, provided that Buyer shall not be entitled to such refund after the Deferred Closing if the Deferred Purchase Price was reduced pursuant to Section 1.2(d) to take into account the Cap Agreement. CS Inc. agrees to take all necessary action to cause the Trust to distribute to CS Inc. pursuant to Section 5.3 of the Trust Agreement all refunds of fees, costs, expenses or other amounts paid by or on behalf of the Trust in connection with the Cap Agreement or Cap Refund.

                    Section 4.22 TERMINATION OF LETTER AGREEMENT AND AGREEMENT REGARDING THE INTERGLAS ASSETS. (a) The certain letter agreement, dated July 25, 1998 from Stamford CS Acquisition Corp to Hexcel Corporation relating to the matters set forth in Section 4.22(b) is hereby terminated.

               (b)  In the event that this Agreement is terminated pursuant to
          Article VII hereof prior to the consummation of the transactions contemplated by the Deferred Closing but subsequent to the Closing Date, then CS Inc. shall use its commercially reasonably efforts to sell, transfer and assign all of the Interglas Assets and all dividends or other distributions paid or declared in respect of the Interglas Shares from the Effective Date to a bona fide, unrelated third party at a fair market, arms-length negotiated cash purchase price (a "Third Party Sale"). In connection with any such Third Party Sale, Buyer and CS Inc. agree to cooperate in good faith to maximize the purchase price to be paid for the Interglas Assets and all dividends or other distributions paid or declared in respect of the Interglas Shares from the Effective Date. With respect to any such Third Party Sale, CS Inc. and Buyer hereby agree to share the proceeds of such Third Party Sale (net of reasonable expenses incurred in connection with such Third Party Sale) (the "Net Sale Proceeds") in the following manner: (i) first, Net Sale Proceeds shall be used for the reimbursement of expenses actually incurred by CS International in respect of its ownership of the Interglas Assets during the period from the Closing up to but not including the closing date of the Third Party Sale (the "CS International Expenses"), (ii) second, Net-Sale Proceeds for the next $3 million shall be remitted solely to


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          Buyer, (iii) third, Net-Sale Proceeds for the next $31.67 million shall be remitted 60% to CS Inc. and 40% to Buyer; and (iv) fourth, all remaining Net Sale Proceeds shall be remitted solely to Buyer."

          (R) Section 8.3 of the Asset Purchase Agreement is hereby amended by adding the following new clauses (iii), (iv), (v) and (vi) immediately following the end of clause (ii):

               "(iii) the representations and warranties of CS Inc. set forth in
               (A) the following sections of the Participation Agreement:
               Section 3.4(b)(iv) to the extent of references to "material agreements" or "other instruments", Section 3.4(b)(v), Section 3.4(e), Section 3.4(f), Section 3.4(g), Section 3.4(h), Section 3.4(i), and Section 3.4(k) and (B) the bill of sale and deeds contemplated by Section 4.1(f) of the Participation Agreement,
               (iv) any representations and warranties of the CS Inc. in the Trust Agreement and indemnification obligations of CS Inc. under
               Section 8.1 of the Trust Agreement, (v) any Lessor Lien (as defined in the Lease) other than any Lessor Lien that arises exclusively as a result of the action or inaction of CS Inc. or its affiliates after the Closing of the transactions contemplated by the Lease and (vi) affidavits, deeds, bills of sale, gap indemnities, certificates and instruments of transfer executed on the Closing Date by CS Inc. in connection with the Lease, the Participation Agreement, the Trust Agreement and the transactions contemplated thereby.

          (S) Article VIII of the Asset Purchase Agreement is hereby amended by adding a new Section 8.6 which shall read as follows:

                    "Section 8.6.  OTHER INDEMNIFICATION.  The indemnification obligations of Buyer under Section 8.3 shall be in addition to the indemnification obligations of Lessee (as defined under the Lease) in the Participation Agreement, provided however, that a Seller Indemnitee shall not be indemnified more than once for any Losses."

          (T) Article X of the Asset Purchase Agreement is hereby amended by adding the following definitions which shall appear in alphabetical order in
Article X:

               ""Acquired Cash" shall have the meaning set forth in Section 1.1(a)(xviii) hereof."


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               ""Cap Agreement" shall mean the interest rate cap agreement entered into in connection with and as contemplated by the Participation Agreement with a Cap Strike equal to current three-year Treasury yield and an underlying index of USD-LIBOR-BBA for the period from September 17, 1998 through September 17, 2001."

               ""Cap Refund" shall have the meaning set forth in Section 1.2(d) hereof."

               ""CS International Expenses" shall have the meaning set forth in
          Section 4.22(b)."

               ""Interglas Pre-Payment" shall have the meaning set forth in
          Section 1.2(a) hereof."

                ""Net Sale Proceeds" shall have the meaning set forth in Section 4.22(b) hereof."

               ""Participation Agreement" shall mean the Participation Agreement among Hexcel CS Corporation, CSI Leasing Trust, Wilmington Trust Company, Clark-Schwebel, Inc., Buyer and Credit Suisse First Boston to be dated on or about the Closing Date."

               ""Purchased Subsidiaries" shall have the meaning set forth in
          Section 1.1(a) hereof."

               ""Retained Cash" shall have the meaning set forth in Section 1.1(a)(v).

               ""Tech-Fab Partnership Agreement" means that certain Partnership Agreement, dated as of December 18, 1984, between Clark-Schwebel Holding Corporation and Vabobel B.V. , as amended from time to time."

               ""Third Party Sale" shall have the meaning set forth in Section 4.21(b) hereof."

               ""Trust" shall mean CSI Leasing Trust, a Delaware business trust, or other similar entity which is the lessor under the Lease."

               ""Trust Agreement" shall mean the Business Trust Agreement, dated as of September 14, 1998, between CS Inc. and Wilmington Trust Company, as owner trustee."


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          (U)  Article X of the Asset Purchase Agreement is amended by deleting the definition of "Tech-Fab Distribution Agreement" appearing therein.

          (V) Article X of the Asset Purchase Agreement is amended by deleting the words "and Tech-Fab" appearing at the end of the definition of the term "Tech-Fab Cross Distributorship Agreement" and adding in place thereof, the words "and Clark-Schwebel Fiber Glass Corporation".

     3. EFFECTIVE DATE. This Amendment shall be deemed an agreement between Stamford and Buyer until executed by CSH and CS Inc., at which time it shall be deemed to be an agreement among Buyer, CSH (as successor to Stamford) and CS Inc. Stamford shall cause CSH and CS Inc. to execute this Amendment immediately following the Effective Date.

     4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     5.  COUNTERPARTS.   This Agreement may be executed in counterparts, each of
which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


                                      *   *   *


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          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

                         STAMFORD CS ACQUISITION CORP.


                         By:
                            --------------------------------
                         Title:


                         CLARK-SCHWEBEL HOLDINGS, INC.


                         By:
                            --------------------------------
                         Title:


                         CLARK-SCHWEBEL, INC.


                         By:
                            --------------------------------
                         Title:


                         HEXCEL CORPORATION


                         By:
                            --------------------------------
                         Title: